Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-168256) pertaining to the Vishay Precision Group, Inc. 2010 Stock Incentive Program,

2)	Registration Statement (Form S-8 No. 333-187211) pertaining to the Vishay Precision Group, Inc. Deferred Compensation Plan, and

3)	Registration Statement (Form S-8 No. 333-196245) pertaining to the Vishay Precision Group, Inc. 2010 Stock Incentive Program (as amended);
of our report dated March 14, 2019, with respect to the consolidated financial statements of Vishay Precision Group, Inc. included in this Annual Report (Form 10-K) of Vishay Precision Group, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
March 11, 2020